EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of First Financial Bancorp. of our report dated January 15, 1997, included in the 1996 Annual Report to Shareholders of First Financial Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-46819) pertaining to the First Financial Bancorp. 1991 Stock Incentive Plan and in the related Prospectus of our report dated January 15, 1997, with respect to the consolidated financial statements of First Financial Bancorp. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.

Ernst & Young LLP

March 17, 1997
Cincinnati, Ohio